Exhibit 99.2

Cineverse Announced Leadership Team for Giant Worldwide, A Matchpoint™ Company

Senior Execs to Continue, Following Acquisition of Giant Worldwide, as its Services are Integrated into Cineverse's Award-Winning Matchpoint™ Ecosystem

LOS ANGELES – January 12, 2026 – Cineverse (Nasdaq: CNVS), a next-generation entertainment studio, today announced the leadership team for Giant Worldwide, a Matchpoint™ Company. Recently acquired ahead of CES, Giant is a global media services provider serving the world's leading Hollywood studios and streaming platforms.

As previously announced, the management team of Giant Worldwide and the majority of the existing staff will join Cineverse, greatly reducing the risk of execution. This includes Senior Vice President, Sales Meri Hassouni; Senior Vice President, Studio Operations Michael Nack; and Vice President, Client Management Chris Jayasinghe. The team will report up through Michele Edelman, EVP, Technology and General Manager of Matchpoint™.

Hassouni has played an integral role in the company’s evolution for more than 20 years, helping guide its growth from a boutique digital facility into an international operation. She has helped grow the business beyond digital deliveries and physical disc authoring into a comprehensive, end-to-end services provider, overseeing revenue and marketing strategy, leading key client relationships, and partnering closely with the executive team to support sustained growth in a rapidly evolving digital media landscape.

Her impact and leadership have been widely recognized by the industry. Hassouni was named to Media Play News’ 50 Women to Watch in the Digital Business, and has served for the past five years as Co-Chair of DEG’s Canon Club, an initiative dedicated to supporting and connecting women across the industry, including hosting its annual Academy Museum Tour and Luncheon, and serving on the voting committee of the Hedy Lamarr Awards. She is also an active member of OTT.X, reflecting her ongoing commitment to industry collaboration and progress.

Nack is a seasoned media executive with more than two decades of experience leading the strategic execution and distribution of content across evolving media platforms. His career spans the transformation of the home entertainment industry from physical media to digital streaming, where he has built a reputation for operational excellence, efficient, client-focused workflows, and results-driven leadership aligned with industry standards and market demands.

As Senior Vice President, Studio Operations, he continues to advance the integration of new technologies with a client-focused, high-touch operating model that supports growth, collaboration, and long-term value. He previously worked at Sony Music Studios.

Jayasinghe plays a critical role in advancing the company’s sales and client engagement strategies across the digital and OTT landscape. Since joining Giant Worldwide in 2023, he has played a central role in shaping project delivery, business strategy, and operational execution, including the development of scalable workflows, enterprise-level RFP efforts, and strategic partnerships. Looking forward, Jayasinghe will help guide the company’s strategic direction, strengthen client partnerships, and support scalable growth as the organization enters its next phase under new ownership.

He was named to Media Play News’ 40 Under 40 in 2025, and prior to Giant Worldwide, he spearheaded major client initiatives at Deluxe, and served as Executive Director of Client Services at Premiere Digital Services.

In connection with joining the Company, Hassouni, Nack, and Jayasinghe each received restricted stock units ( "RSUs") for 20,000 shares of Cineverse's Class A Common Stock (the "Common Stock"), vesting 1/3 on January 7 of each of 2027, 2028 and 2029. The grants of RSUs are inducement grants pursuant to Nasdaq listing Rule 5635(c)(4).

Giant Worldwide is a full-service digital studio with offices in New York City, Los Angeles, and Warsaw. With over 20 years of experience, Giant Worldwide specializes in the preparation, localization, quality control, and delivery of premium digital content to global distribution platforms. Services include digital prep and encoding, master QC—including source QC and S&P compliance and end-to-end delivery for OTT, AVOD, SVOD, and EST platforms. Localization services include the creation and conformance of all subtitle languages and closed captions (CCs). Trusted by leading studios, distributors, and content owners, Giant Worldwide ensures content is technically flawless, culturally accurate, and delivered on time to meet live dates and critical deadlines. For more information, visit www.giant-worldwide.com.

Matchpoint™ is Cineverse's award-winning, AI-powered media supply chain platform that is radically changing the way content is managed and delivered. Built on a foundation of artificial intelligence and machine learning, Matchpoint has replaced today's expensive, labor-intensive video content processes with a fully transparent, automated workflow that significantly reduces costs, eliminates human error, and effortlessly facilitates content ingestion with delivery across more than 125 platforms and distribution models. The platform's suite of AI-enhanced products includes Matchpoint Dispatch for automated content management and delivery featuring intelligent QC and AI-driven metadata enrichment, Matchpoint Blueprint for scalable app building, and Matchpoint Insights for AI-powered business intelligence and predictive analytics.

About Cineverse Technology Group

Cineverse develops proprietary technology that powers the future of entertainment, leveraging the Company's position as a pioneer in the video streaming industry along with the industry-leading strength of its development team in India. This team has dedicated years to building and refining technology solutions that have pioneered streaming content management and distribution while leaning into advances in AI to set the company apart from the competition. This includes the award-winning media supply chain platform Matchpoint™; the AI-powered search and discovery tool for film and television, CINESEARCH, which makes deciding what to watch as entertaining as the entertainment itself; cineCore, a dataset of more than two million titles, including extensive proprietary AI-generated film and TV metadata; and the C360programmatic audience network and ad-tech platform that provides brands the opportunity to target and reach key fandoms wherever they are.

About Cineverse

Cineverse (Nasdaq: CNVS) is a next-generation entertainment studio that empowers creators and entertains fans with a wide breadth of content through the power of technology. The Company has developed a new blueprint for delivering entertainment experiences to passionate audiences and results for its partners with unprecedented efficiency, distributing more than 71,000 premium films, series, and podcasts. Cineverse's proprietary technology suite includes the Matchpoint media supply chain platform, CINESEARCH AI-powered discovery engine, cineCore metadata database, and C360 programmatic audience network. For more information, visit home.cineverse.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for revenue, EBITDA, customer transitions, margin improvements, and strategic benefits from the acquisition. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied. The Company undertakes no obligation to update any forward-looking statements.

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Contacts:

The Lippin Group for Cineverse

Cineverse@lippingroup.com

Cineverse Investor Relations

ir@cineverse.com